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                                 CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                                 (405) 879-9232

FOR IMMEDIATE RELEASE                           TOM PRICE, JR., VICE PRESIDENT-
OCTOBER 5, 1998                                          CORPORATE DEVELOPMENT
                                                                (405) 879-9257



                          CHESAPEAKE ENERGY CORPORATION
                   ANNOUNCES SIGNIFICANT TUSCALOOSA DISCOVERY

OKLAHOMA CITY, OKLAHOMA, OCTOBER 5, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) announced that over the weekend it had successfully logged and is setting a completion liner on its State Lease #15421 in the Morganza Field in St. Landry Parish, Louisiana. Drilled to a total depth of 21,200', the State Lease encountered more than 100 feet of log-calculated net pay. Based upon comparisons to similar Morganza Tuscaloosa wells, the State Lease's reserves should exceed 25 billion cubic feet of natural gas equivalent (bcfe). Chesapeake owns a 98% working interest and a 79% net revenue interest in the well.

The Kaiser #50, Chesapeake's second Tuscaloosa well on a prospect identified by 3-D seismic, is nearing total depth of 19,200' in the Irene Field in East Baton Rouge Parish, Louisiana. The company owns a 98% working interest and a 79% net revenue interest in the Kaiser 50. The well should be logged by the end of October.

Chesapeake's third 3-D Tuscaloosa well, the Brown 22, is located in the Morganza Field in Pointe Coupee Parish, Louisiana approximately four miles from the State Lease. The well was spud last week and should reach total depth of 21,900' in 120-150 days. In the Brown 22, Chesapeake owns a 83% working interest and a 64% net revenue interest with Amoco owning a 15% working interest.

Among Chesapeake's four primary project areas, the Tuscaloosa 3-D seismic project is the largest and most important. Earlier this year Amoco announced that by using 3-D seismic, it had achieved a 100% success rate with its last 19 Tuscaloosa wells with reserves averaging 25 bcfe per well. Although Chesapeake's evaluation of its 90,000 acres of proprietary Tuscaloosa 3-D seismic is not yet complete, the company's geoscientists have already identified 35 prospects, eight of which Chesapeake plans to drill in the next 15 months.

                         OTHER DRILLING ACTIVITY UPDATED

In Chesapeake's three other significant exploratory projects, the company expects to reach total depth in its first Deep Arbuckle well in the Knox Field in Oklahoma and in its first Tyler County, Texas well by the end of October. Additionally, Chesapeake will spud its first Wharton County, Texas well in the next two weeks to begin testing the company's 55,000 acre 3-D seismic survey covering multiple Frio, Yegua and Wilcox targets.



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                   THIRD QUARTER PRODUCTION INCREASES 95% AND
                        1999 DRILLING BUDGET IS ANNOUNCED

During the third quarter, Chesapeake produced approximately 37 bcfe, an increase of 95% from last year's third quarter. The company's average realized oil and gas price during the 1998 third quarter was estimated to be $1.94 per mcfe, which is 18% lower than the $2.37 received in the 1997 third quarter and 4% lower than the $2.03 received in the 1998 second quarter.

Chesapeake is currently utilizing 19 operated rigs to develop its inventory of more than 2,450 identified drillsites. Fourteen of these rigs are drilling lower-risk Mid-Continent development wells and five are drilling higher-risk, higher-potential Gulf Coast wells. The company is also currently participating in approximately 20 wells being drilled by others. Chesapeake's drilling schedule is expected to remain essentially the same during 1999 and accordingly, the company has established a preliminary 1999 budget for drilling, seismic and leasehold expenditures of $195 million.

The company anticipates funding its 1999 capital expenditure budget with cash flow from operations, cash on hand, and up to $50 million in non-core asset sales which are currently in process. Additionally, Chesapeake maintains a $50 million bank revolving credit facility which is currently unused. The company intends to release its third quarter operational and financial results on November 5, 1998.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed on Form 10-Q for the three months ended June 30, 1998.

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.




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